                                              Exhibit 99.1

Matthews International Announces Completion of Transaction to Acquire Aurora Casket Company
PITTSBURGH, Aug. 20, 2015 (GLOBE NEWSWIRE) -- Matthews International Corporation (MATW) ("Matthews" or the "Company") completed its transaction to acquire Aurora Casket Company ("Aurora") from Kohlberg & Company on Wednesday, August 19, 2015.  Under the terms of the transaction, Matthews purchased Aurora's stock for $214 million, subject to a working capital adjustment.
Matthews International Corporation
Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a provider principally of brand solutions, memorialization products and industrial automation solutions. Brand solutions include graphics imaging products and services, and merchandising solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Industrial automation solutions include marking products and fulfillment systems. The Company's products and services include brand development, deployment and management; printing plates and cylinders; pre-media services and imaging services for consumer packaged goods and retail customers; merchandising display systems and marketing and design services; cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products, cremation equipment and cremation-related products; mausoleums; marking and coding equipment and consumables, and industrial automation products and order fulfillment systems for identifying, tracking, picking, and conveying various consumer and industrial products. For more information, visit www.matw.com.
Forward-Looking Statements
Any forward-looking statements in connection with this press release are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ from those presented herein include the impact of the transaction on relationships with customers, employees and third parties, the inability to obtain, or delays in obtaining cost savings and synergies from the transaction, as well as other risks that are set forth in the Company's Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission ("SEC").

Contact:

Investor contact:
Steven F. Nicola
Chief Financial Officer and Secretary
(412) 442-8262

Media contact:
Mandy Dlugos
Director, Marketing Communications, Memorialization
 (412) 995-1607